Filed pursuant to Rule 433
Issuer Free Writing Prospectus, dated February 2, 2023
Registration No. 333-256807

ADC Therapeutics Announces Pricing of Underwritten Offering by a Selling Shareholder

Lausanne, Switzerland — February 2, 2023 – ADC Therapeutics SA (“ADCT” or the “Company”) (NYSE: ADCT), a commercial-stage biotechnology company helping to improve the lives of those affected by cancer with its next-generation, targeted antibody drug conjugates, today announced the pricing of an underwritten offering of 12,000,000 common shares of the Company currently owned by A.T. Holdings II Sàrl (the “Selling Shareholder”), an affiliate of Auven Therapeutics Holdings L.P., at a price of $5.00 per share (before underwriting discounts and commissions). ADCT is not selling any common shares and will not receive any proceeds from the sale of the common shares in the offering. The offering is expected to close on February 6, 2023, subject to customary closing conditions.

The offering included participation from Redmile Group, Perceptive Advisors, Frazier Life Sciences and Surveyor Capital (a Citadel company) along with other institutional investors.

Jefferies is acting as sole book-running manager for the offering.

The offering is being made pursuant to an effective registration statement (including a prospectus) on Form F-3 previously filed with the Securities and Exchange Commission (“SEC”). A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to this offering, when available, may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, telephone: (877) 821-7388, email: Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of these securities under the securities laws of any such state or other jurisdiction.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage biotechnology company helping to improve the lives of those affected by cancer with its next-generation, targeted antibody drug conjugates (ADCs). The Company is advancing its proprietary PBD-based ADC technology to transform the treatment paradigm for patients with hematologic malignancies and solid tumors.

ADC Therapeutics’ CD19-directed ADC ZYNLONTA (loncastuximab tesirine-lpyl) is approved by the FDA for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents. In addition to ZYNLONTA, ADC Therapeutics has multiple ADCs in ongoing clinical and preclinical development.

ADC Therapeutics is based in Lausanne (Biopôle), Switzerland and has operations in London, the San Francisco Bay Area and New Jersey.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: the Company’s ability to continue to commercialize ZYNLONTA® in the United States and future revenue from the same; Swedish Orphan Biovitrum AB (Sobi®) ability to successfully commercialize ZYNLONTA® in the European Economic Area and market acceptance, adequate reimbursement coverage, and future revenue from the same; our strategic partners’, including Mitsubishi Tanabe Pharma Corporation and Overland Pharmaceuticals, ability to obtain regulatory approval for ZYNLONTA® in foreign jurisdictions, and the timing and amount of future revenue and payments to us from such partnerships; the Company’s ability to market its products in compliance with applicable laws and regulations; the timing and results of the Company’s or its partners’ research projects or clinical trials including LOTIS 2, 5 and 9, ADCT 901, 601 and 212, the timing and outcome of regulatory submissions and actions by the FDA or other regulatory agencies with respect to the Company’s products or product candidates; projected revenue and expenses, the Company’s indebtedness including Healthcare Royalty Management and BlueOwl and Oaktree facilities and the restrictions imposed on the Company’s activities by such indebtedness, the ability to repay such indebtedness and the significant cash required to service such indebtedness; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities; whether the common shares will be sold by the Selling Shareholder or the offering will be consummated as described herein; the timing and size of the offering described herein and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 20-F and in the Company's other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Investors

Eugenia Litz

ADC Therapeutics

Eugenia.Litz@adctherapeutics.com

+44 7879 627205

Amanda Loshbaugh

ADC Therapeutics

Amanda.Loshbaugh@adctherapeutics.com

+1 917-288-7023

Media

Mary Ann Ondish

ADC Therapeutics

Maryann.Ondish@adctherapeutics.com

+1 914-552-4625

ADC Therapeutics SA has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, telephone: (877) 821-7388, email: Prospectus_Department@Jefferies.com. The information in this free writing prospectus supersedes the information in the prospectus to the extent inconsistent with the information in the prospectus. In all other respects, this free writing prospectus is qualified in its entirety by reference to, and should be read in conjunction with, the prospectus included in the registration statement.

2